Exhibit 99.1

Under Armour and Stephen Curry Agree to Curry Brand Separation

Under Armour to Focus on Core Brand Comeback

BALTIMORE, Nov. 13, 2025 – Under Armour, Inc. (NYSE: UAA, UA) and Stephen Curry today announced plans to separate Curry Brand from Under Armour, ending a partnership that has redefined performance product and athlete-led storytelling for more than a decade. Under Armour, with a disciplined focus on its namesake brand, will develop new UA Basketball products and continue to support athletes and programs across every level of the game.

Under the separation, Curry will become independent of Under Armour. UA will release the Curry 13 – the final Curry Brand x Under Armour shoe – in February 2026 as planned, with additional colorways and apparel collections available through October 2026.

“It’s been an incredible privilege to work with Stephen, who as President of Curry Brand has been much more than an ambassador – he’s become a thoughtful and strategic business leader,” said Kevin Plank, Founder and CEO of Under Armour. “Together with our teammates, he helped build something rare: a brand with credibility, community impact, and product that performs at the highest level. For Under Armour, this moment is about discipline and focus on the core UA brand during a critical stage of our turnaround. And for Stephen, it’s the right moment to let what we created evolve on his terms. We’ll always be grateful for what he’s brought to the UA team.”

Launched in 2020 as an extension of Stephen Curry’s longtime partnership with Under Armour, Curry Brand has combined performance innovation with community investments – especially in youth sports and underfunded basketball programs – while serving as a global platform for both parties’ on and off-court values. Through this partnership, Under Armour expanded its Project Rampart youth sports and education initiative to Oakland, and it will continue to support those efforts.

“Under Armour believed in me early in my career and gave me the space to build something much bigger and more impactful than a shoe. I’ll always be grateful for that.” said Stephen Curry. “Curry Brand was created to change the game for good and over the past 5 years, we successfully changed the game for kids, for communities, and for basketball. What Curry Brand stands for, what I stand for and my commitment to that mission will never change, it’s only growing stronger. I’m excited for a future that’s focused on aggressive growth with a continued commitment to keep showing up for the next generation.”

“This move lets two strong teams do what they do best,” Plank added. “Under Armour is focused on product innovation and performance for athletes at every level. Curry Brand gets the independence to determine its own future. That’s good for Stephen and good for UA.”

About Under Armour, Inc.
Under Armour, Inc., headquartered in Baltimore, Maryland, is a leading inventor, marketer, and distributor of branded athletic performance apparel, footwear, and accessories. Designed to empower human performance, Under Armour’s innovative products and experiences are engineered to make athletes better. For further information, please visit http://about.underarmour.com.

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Under Armour Contacts:

Matt Dornic
Chief Communications Officer
(443) 414-1393
matt.dornic@underarmour.com

Lance Allega
Senior Vice President
Finance & Capital Markets
(410) 246-6810
LAllega@underarmour.com

Elle Hagedorn
Director, Global Brand Comms
(215) 317-3142
elle.hagedorn@underarmour.com